Exhibit 99.1

Liberator, Inc. Announces Availability of New Online Investor
Fact Sheet

Informative Resource Provides Investor-Oriented Company Overview and Detailed Description of the Liberator Line of Sexual Health and Wellness Products

ATLANTA, GA, January 5, 2011 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic high-growth company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today announced availability of a new online investor fact sheet.

“Maintaining our mission of keeping investors informed with the latest developments at the company, we are releasing our new fact sheet,” said Louis Friedman, President and CEO of Liberator, Inc. “The sexual health and wellness category is expected to see significant growth with many of the largest mainstream retailers, pharmacies and on-line stores such as Walgreens.com and VitaminShoppe.com beginning to embrace the shift in consumer behavior toward mainstream sexual products. As a pioneer in the sexual wellness movement, Liberator is poised to benefit from the projected rapid expansion of this dynamic industry.”

The investor fact sheet provides a clear overview of the Liberator business model and the company’s growth potential, and is a great resource for both existing shareholders and prospective investors alike.

The fact sheet is available at:

www.trilogy-capital.com/autoir/luvu_autoir.html

About Liberator, Inc.

Liberator, Inc. is a dynamic high-growth public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

For more information, please visit: www.Liberator.com

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com